Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

Company Generated Free Cash Flow of $23.3 million and Reduced Debt by $37.8 million

BLOOMFIELD HILLS, Michigan, August 4, 2009 — TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended June 30, 2009. The Company reported quarterly net sales from continuing operations of $208.6 million, a decrease of 26.2% from the second quarter of 2008. Second quarter 2009 income from continuing operations was $9.3 million, a 3.9% decrease from the prior year second quarter. The Company reported second quarter 2009 diluted earnings per share from continuing operations of $0.28, in comparison to $0.29 during the second quarter of 2008, including a ($0.04) per diluted share impact of severance and business restructuring costs in both periods and identified as “Special Items,”(1) and a $0.22 per diluted share gain on extinguishment of debt in the second quarter 2009. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $37.8 million compared to March 31, 2009 and by $102.0 million compared to June 30, 2008.

Second Quarter Business Highlights

During the second quarter of 2009, TriMas:

•                  Generated positive cash flow and reduced inventory levels compared to the prior quarter end in all business segments.

•                  Grew specialty dispensing product sales at Rieke Packaging and titanium screw sales at Monogram Aerospace, increasing content on certain aircraft.

•                  Opened new Lamons Sales and Service Centers in Rotterdam, The Netherlands, and Salt Lake City, Utah, to enhance service to key global customers.

•                  Completed integration of Cequent’s Towing, Trailer and Electrical Products businesses, including a consolidated ERP system, cross-trained customer service team and centralized distribution center.

•                  Realigned its operating companies within five business segments as a result of recent management reporting and business consolidation changes.

“Despite the challenging market conditions across the majority of our end markets, I am pleased with the execution of our key initiatives during the second quarter,” said David Wathen, TriMas President and Chief Executive Officer. “Our free cash flow to income from continuing operations conversion rate was over 200%, driven by considerable reductions in working capital. All of our business segments were cash flow positive during the quarter and we reduced total debt by over $100 million during the past year.”

Wathen continued, “While we aggressively implement our cost reduction and productivity improvement initiatives across the Company, we are also allocating some resources to key growth initiatives aimed at expanding end markets and geographies. We remain focused on using our strong brands, talented teams and broad product portfolio to gain market share during this down market. These initiatives will enhance our position for the balance of 2009 and beyond.”

“As we move forward over the remainder of 2009, we have not planned for any improvements in the end markets we serve, although we have seen some stabilization at these weak levels. We believe our 2009 sales levels will be down 20% to 25% in comparison to 2008, although we are expanding our efforts to drive new sales opportunities for the future. We remain focused on cash flow and available liquidity during these uncertain times, and are pleased to have again exceeded our forecast on both during the quarter. We are committed to maintaining adequate cushion on our bank covenants, delevering TriMas and ensuring adequate liquidity for our future endeavors,” Wathen concluded.

Second Quarter Financial Results — From Continuing Operations

•                  TriMas reported second quarter net sales of $208.6 million, a decrease of 26.2% in comparison to $282.8 million in the second quarter 2008. Sales in all five segments declined in comparison to the prior year second quarter, primarily due to reductions in volume as a result of continued weak global economic activity and reduced consumer discretionary spending. Net sales were also negatively impacted by approximately $6.7 million due to currency exchange, as reported results in U.S. dollars were impacted by weaker foreign currencies.

•                  The Company reported operating profit of $15.6 million for the second quarter 2009, a decrease of 48.5% in comparison to operating profit of $30.3 million in the second quarter 2008.

•                  Adjusted EBITDA(2) for the second quarter 2009 decreased 3.2% to $38.1 million, as compared to $39.4 million in the second quarter 2008. Excluding the pre-tax impact of Special Items related to severance and business restructuring charges and the gain on extinguishment of debt, second quarter 2009 Adjusted EBITDA would have been $26.8 million, compared to $41.6 million during the second quarter of 2008.

•                  Income from continuing operations for the second quarter 2009 decreased 3.9% to $9.3 million, or $0.28 per diluted share, compared to income from continuing operations of $9.7 million, or $0.29 per diluted share, in the second quarter 2008. These results include the after-tax impacts of Special Items of $1.3 million, or ($0.04) per diluted share, and gain on extinguishment of debt of $7.3 million, or $0.22 per diluted share, in the second quarter of 2009 and the after-tax impact of Special Items of $1.4 million, or ($0.04) per diluted share, in the second quarter of 2008.

•                  Free Cash Flow(2) for second quarter 2009 was $23.3 million, driven by improvements in net working capital resulting from reduced inventory levels. All five business segments generated positive free cash flow during second quarter 2009.

•                  The Company continued to focus on its Profit Improvement Plan (PIP) to achieve $30 million in cost savings during 2009. TriMas is on plan to achieve these savings in 2009 and continues to pursue additional fixed and variable cost saving actions and productivity initiatives. TriMas realized approximately $8 million in cost reductions and incurred approximately $2 million in charges related to its PIP during the second quarter of 2009.

Financial Position

TriMas ended the quarter with cash of $5.4 million and $147.1 million of aggregate availability under its revolving credit and receivables securitization facilities. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $37.8 million during second quarter 2009, and by $102.0 million as compared to June 30, 2008. TriMas ended the quarter with debt of $537.4 million and funding under its receivables securitization facility of $10.0 million, and reported total indebtedness of $547.4 million. During the second quarter of 2009, the Company retired approximately $31.4 million face value of the Company’s senior subordinated notes in open market transactions for approximately $19.1 million.

The Company does not have any significant debt maturities under its credit agreement or subordinated notes until 2012.  As of June 30, 2009, the Company was in compliance with all debt covenants.

Business Segment Results — From Continuing Operations

The Company realigned its operating companies within five business segments as a result of recent management reporting and business consolidation changes. Following this realignment, the Company reports the following five segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. All prior year information and comparisons have been restated to reflect this change.

Packaging — (Consists of Rieke Corporation including its foreign subsidiaries of Englass, Rieke Germany and Rieke Italia; 2008 Revenue $161.3 million)

Sales for the second quarter decreased 18.8% compared to the year ago period, due primarily to a decline in industrial closure product sales resulting from the overall economic slowdown, partially offset by an increase in specialty dispensing product sales and other new product introductions. Sales were also negatively impacted by the unfavorable effects of currency exchange. Operating profit for the quarter decreased due to the decline in industrial product sales and the unfavorable effects of currency exchange, which were partially offset by lower material costs and reduced selling, general and administrative costs associated with the Company’s cost reduction plans. Operating profit as a percentage of sales improved 280 basis points compared to the second quarter of 2008. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy  — (Consists of Arrow Engine and Lamons Gasket; 2008 Revenue $213.8 million)

Second quarter sales decreased 34.2% compared to the year ago period due to reduced demand for engines and other well-site content, resulting from a reduction in drilling activity and the deferred completion of previously drilled wells in North America and lower sales of specialty gaskets and related fastening hardware, as a result of lower levels of turn-around activity at petrochemical refineries and reduced demand from the chemical industry. Operating profit for the quarter decreased as a result of lower sales volumes and related lower absorption of fixed costs, partially offset by reductions in discretionary spending. The Company continues to launch new well-site products to complement its engine business, while continuing to expand its sales and service branch network for the specialty gasket business.

Aerospace & Defense — (Consists of Monogram Aerospace Fasteners and NI Industries; 2008 Revenue $95.3 million)

Sales for the second quarter decreased 15.6% compared to the year ago period due primarily to lower blind-bolt fastener sales resulting from program delays at commercial airframe manufacturers and inventory reductions at distribution customers, partially offset by sales of new products which increased the Company’s content on certain aircraft. Sales in the defense business were also lower compared to the year ago period. Operating profit for the quarter decreased primarily due to lower sales volumes, partially offset by a more favorable product sales mix and reduced selling, general and administrative expenses. Operating profit as a percentage of sales improved 250 basis points compared to the second quarter of 2008. The Company continues to develop and market highly-engineered products for the aerospace market.

Engineered Components — (Consists of DEW Technologies, Hi-Vol Products, KEO Cutters, Norris Cylinder and Richards Micro-Tool; 2008 Revenue $126.5 million)

Second quarter sales declined 54.6% compared to the year ago period due to demand declines in the Company’s industrial cylinder, precision cutting tools, specialty fittings and medical device businesses, primarily as a result of the current economic downturn. Operating profit for the quarter decreased due to lower sales volumes and lower absorption of fixed costs, which were partially offset by reduced selling, general and administrative expenses. The Company continues to develop specialty products for growing end markets such as medical and expand its international sales efforts.

Cequent — (Consists of Cequent Performance Products, Cequent Consumer Products and Cequent Australia/Asia Pacific; 2008 Revenue $424.4 million)

Sales decreased 19.7% for the second quarter compared to the year ago period. The Company continued to experience weak consumer demand for heavy-duty towing, trailer and electrical products, as a result of the uncertain economic conditions and reductions in consumer discretionary spending, and the unfavorable effects of currency exchange, partially offset by a slight increase in sales to the retail channel. Operating profit for the quarter declined as a result of lower sales volumes, unfavorable foreign currency exchange and lower absorption of fixed costs, partially offset by cost reductions implemented as part of the Company’s Profit Improvement Plan. The segment was also negatively impacted by $2.1 million in costs associated with the closure of its Mosinee, Wisconsin manufacturing facility and other business restructuring costs. The Company continues to aggressively reduce fixed costs, decrease working capital and leverage strong brand positions for increased market share.

For a complete schedule of Segment Sales and Operating Profit, including Special Items by segment, see page 8 of this release, “Company and Business Segment Financial Information — Continuing Operations.”

(1)             Appendix I details certain one-time costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)             See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures

Conference Call Information

TriMas Corporation will host its second quarter 2009 earnings conference call today, Tuesday, August 4, 2009 at 10:00 a.m. EDT. The call-in number is (866) 835-8845. Participants should request to be connected to the TriMas Corporation second quarter conference call (conference ID number 1378537). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be web cast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (888) 211-2648 (access code 1378537) beginning August 4th at 1:00 p.m. EDT through August 11th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of the New York Stock Exchange, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 4,000 employees at 70 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation

Consolidated Balance Sheet

(Unaudited — dollars in thousands)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$5,360	$3,910
Receivables, net of reserves of approximately $6.4 million and $5.7 million as of June 30, 2009 and December 31, 2008, respectively	111,880	104,760
Inventories	151,080	188,950
Deferred income taxes	16,970	16,970
Prepaid expenses and other current assets	5,280	7,430
Assets of discontinued operations held for sale	2,840	26,200
Total current assets	293,410	348,220
Property and equipment, net	172,070	181,570
Goodwill	195,610	202,280
Other intangibles, net	172,030	178,880
Other assets	15,690	19,270
Total assets	$848,810	$930,220

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$8,880	$10,360
Accounts payable	90,520	111,810
Accrued liabilities	67,000	66,340
Liabilities of discontinued operations	880	1,340
Total current liabilities	167,280	189,850
Long-term debt	528,470	599,580
Deferred income taxes	43,200	51,650
Other long-term liabilities	44,970	34,240
Total liabilities	783,920	875,320
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,580,272 shares at June 30, 2009 and 33,620,410 shares at December 31, 2008	330	330
Paid-in capital	527,190	527,000
Accumulated deficit	(504,850)	(510,160)
Accumulated other comprehensive income	42,220	37,730
Total shareholders’ equity	64,890	54,900
Total liabilities and shareholders’ equity	$848,810	$930,220

TriMas Corporation

Consolidated Statement of Operations

(Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$208,650	$282,840	$411,360	$547,430
Cost of sales	(159,040)	(206,820)	(315,910)	(401,480)
Gross profit	49,610	76,020	95,450	145,950
Selling, general and administrative expenses	(34,110)	(45,580)	(75,650)	(87,580)
Gain (loss) on dispositions of property and equipment	120	(120)	160	(210)
Operating profit	15,620	30,320	19,960	58,160
Other income (expense), net:
Interest expense	(11,310)	(13,880)	(23,800)	(28,590)
Gain on extinguishment of debt	11,760	—	27,070	—
Other, net	(820)	(1,340)	(1,520)	(2,530)
Other income (expense), net	(370)	(15,220)	1,750	(31,120)

Income from continuing operations before income tax expense	15,250	15,100	21,710	27,040
Income tax expense	(5,940)	(5,410)	(8,340)	(9,740)
Income from continuing operations	9,310	9,690	13,370	17,300
Income (loss) from discontinued operations, net of income tax benefit (expense)	(320)	(240)	(8,060)	20
Net income	$8,990	$9,450	$5,310	$17,320

Earnings per share - basic:
Continuing operations	$0.28	$0.29	$0.40	$0.51
Discontinued operations, net of income tax benefit (expense)	(0.01)	(0.01)	(0.24)	—

Net income per share	$0.27	$0.28	$0.16	$0.51

Weighted average common shares - basic	33,485,317	33,409,500	33,472,481	33,409,500

Earnings per share - diluted:
Continuing operations	$0.28	$0.29	$0.40	$0.51
Discontinued operations, net of income tax benefit (expense)	(0.01)	(0.01)	(0.24)	—

Net income per share	$0.27	$0.28	$0.16	$0.51

Weighted average common shares - diluted	33,656,242	33,445,067	33,532,477	33,448,155

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations

(Unaudited — dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Packaging
Net sales	$36,150	$44,520	$66,400	$85,560
Operating profit	$8,830	$9,620	$14,230	$18,230
Operating profit as a % of sales	24.4%	21.6%	21.4%	21.3%

Energy
Net sales	$34,990	$53,160	$75,260	$101,960
Operating profit	$2,660	$8,590	$6,180	$16,500
Operating profit as a % of sales	7.6%	16.2%	8.2%	16.2%

Special Items to consider in evaluating operating profit:

- Severance and business restructuring costs	$—	$(320)	$(200)	$(320)

Excluding Special Items, operating profit would have been:	$2,660	$8,910	$6,380	$16,820

Aerospace & Defense
Net sales	$18,270	$21,640	$40,470	$41,220
Operating profit	$6,410	$7,050	$13,220	$13,590
Operating profit as a % of sales	35.1%	32.6%	32.7%	33.0%

Special Items to consider in evaluating operating profit:

- Severance and business restructuring costs	$(20)	$(130)	$(130)	$(130)

Excluding Special Items, operating profit would have been:	$6,430	$7,180	$13,350	$13,720

Engineered Components
Net sales	$15,700	$34,580	$35,240	$68,470
Operating profit (loss)	$(470)	$4,430	$(950)	$9,050
Operating profit (loss) as a % of sales	-3.0%	12.8%	-2.7%	13.2%

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$(10)	$(230)	$(170)	$(230)

Excluding Special Items, operating profit (loss) would have been:	$(460)	$4,660	$(780)	$9,280

Cequent
Net sales	$103,540	$128,940	$193,990	$250,220
Operating profit (loss)	$2,890	$8,550	$(460)	$13,930
Operating profit (loss) as a % of sales	2.8%	6.6%	-0.2%	5.6%

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$(2,120)	$—	$(5,460)	$—

Excluding Special Items, operating profit would have been:	$5,010	$8,550	$5,000	$13,930

Corporate Expenses	$(4,700)	$(7,920)	$(12,260)	$(13,140)

Special Items to consider in evaluating corporate expenses:
- Severance and business restructuring costs	$—	$(1,580)	$(2,940)	$(1,580)

Excluding Special Items, corporate expenses would have been:	$(4,700)	$(6,340)	$(9,320)	$(11,560)

Total Company
Net sales	$208,650	$282,840	$411,360	$547,430
Operating profit	$15,620	$30,320	$19,960	$58,160
Operating profit as a % of sales	7.5%	10.7%	4.9%	10.6%

Total Special Items to consider in evaluating operating profit:	$(2,150)	$(2,260)	$(8,900)	$(2,260)

Excluding Special Items, operating profit would have been:	$17,770	$32,580	$28,860	$60,420

Other Data:
- Depreciation and amortization	$11,070	$10,350	$21,480	$20,500
- Interest expense	$11,310	$13,880	$23,800	$28,590
- Gain on extinguishment of debt, net	$11,760	$—	$27,070	$—
- Other expense, net	$820	$1,340	$1,520	$2,530

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	June 30, 2009		June 30, 2008
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$9,310	$0.28	$9,690	$0.29

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	(1,340)	(0.04)	(1,440)	(0.04)

Excluding Special Items, income and EPS from continuing operations would have been	$10,650	$0.32	$11,130	$0.33

After-tax impact of gain on extinguishment of debt	7,310	0.22	—	—

Excluding Special Items and gain on extinguishment of debt, income and EPS from continuing operations would have been	$3,340	$0.10	$11,130	$0.33

Weighted-average shares outstanding at June 30, 2009 and 2008		33,656,242		33,445,067

	Six months ended		Six months ended
	June 30, 2009		June 30, 2008
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$13,370	$0.40	$17,300	$0.51

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	(5,540)	(0.17)	(1,440)	(0.04)

Excluding Special Items, income and EPS from continuing operations would have been	$18,910	$0.57	$18,740	$0.55

After-tax impact of gain on extinguishment of debt	16,840	0.50	—	—

Excluding Special Items and gain on extinguishment of debt, income and EPS from continuing operations would have been	$2,070	$0.07	$18,740	$0.55

Weighted-average shares outstanding at June 30, 2009 and 2008		33,532,477		33,448,155

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2009	2008	2009	2008

Operating profit from continuing operations, as reported	$15,620	$30,320	$19,960	$58,160

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(2,150)	$(2,260)	$(8,900)	$(2,260)

Excluding Special Items, operating profit from continuing operations would have been	$17,770	$32,580	$28,860	$60,420

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2009	2008	2009	2008

Adjusted EBITDA from continuing operations, as reported	$38,100	$39,360	$67,970	$76,140

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(980)	$(2,260)	$(7,240)	$(2,260)

Excluding Special Items, Adjusted EBITDA from continuing operations would have been	$39,080	$41,620	$75,210	$78,400

Gross gain on extinguishment of debt	$12,240	$—	$28,060	$—

Excluding Special Items and gain on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$26,840	$41,620	$47,150	$78,400

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2009	2008	2009	2008
Net income	$8,990	$9,450	$5,310	$17,320
Income tax expense	5,720	5,270	3,230	9,750
Interest expense	11,590	13,930	24,120	28,690
Debt extinguishment costs	480	—	990	—
Depreciation and amortization	11,070	10,950	22,830	21,700

Adjusted EBITDA, total company	37,850	39,600	56,480	77,460

Adjusted EBITDA, discontinued operations	(250)	240	(11,490)	1,320

Adjusted EBITDA, continuing operations	$38,100	$39,360	$67,970	$76,140
Special Items	980	2,260	7,240	2,260
Non-cash gross gain on extinguishment of debt	(12,240)	—	(28,060)	—
Cash interest	(17,060)	(21,170)	(21,830)	(27,100)
Cash taxes	(1,870)	(2,940)	(4,310)	(5,330)
Capital expenditures	(3,140)	(7,120)	(6,420)	(13,170)
Changes in operating working capital	18,790	18,740	21,090	(12,630)
Free Cash Flow from operations before Special Items	23,560	29,130	35,680	20,170
Cash paid for Special Items	(2,020)	(340)	(4,440)	(340)
Net proceeds from sale of business and other assets	1,740	340	22,420	340
Free Cash Flow	$23,280	$29,130	$53,660	$20,170

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures, changes in operating working capital and non-cash (gains) losses on debt extinguishment. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those one-time costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.

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